UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report: March 23, 2007

SAN Holdings, Inc.
(Exact name of registrant as specified in its charter)

Colorado	0-16423	84-0907969
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

9800 Pyramid Court, Suite 130, Englewood, CO 80112
(Address of Principal Executive Offices) (Zip Code)

 (303) 660-3933
Registrant’s telephone number, including area code

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On March 23, 2007 (the “Effective Date”), SAN Holdings, Inc. (the “Company”) entered into an amendment to the existing revolving credit facility (the “Harris Facility”) with Harris N.A. (“Harris”) to increase the maximum borrowing availability under the Harris Facility from $3.0 million to $4.5 million. The terms of the amendment to the Harris Facility are set forth in the Second Amendment to Harris Loan Authorization Agreement, dated as of the Effective Date (the “Amendment”), between the Company and Harris, which is filed as an exhibit to this Report. The additional borrowings by the Company made under the Amendment to the Harris Facility are evidenced by an amended and substituted demand note of the Company, a form of which is attached as Exhibit A to the Loan Agreement, that is secured by additional cash collateral provided by an affiliate of the Company’s majority shareholder as described in the following paragraph. The purpose of the Amendment was to provide additional working capital to the Company and its subsidiaries.

As a condition precedent to the execution and delivery of the Amendment by Harris, Sun Capital Partners II, LP, an affiliate of the Company’s majority shareholder, Sun Solunet LLC, posted cash collateral in a collateral account maintained by Harris to secure any additional debt incurred by the Company under the Amendment to the Harris Facility. As of the date of this Report, the Company has borrowed $4.5 million (in principal amount) under the Harris Facility.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits The following is a complete list of exhibits filed as part of this Report. Exhibit numbers correspond to the numbers in the exhibit table of Item 601 of Regulation S-K.

Exhibit No.	Description

10.01	Second Amendment to Harris Loan Authorization Agreement, dated as of March 23, 2007, between SAN Holdings, Inc. and Harris N.A.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

SAN HOLDINGS, INC.

By:	/s/ Robert C. Ogden
Robert C. Ogden, Chief Financial Officer and Secretary

Date: March 27, 2007